AMENDMENT ONE
to the
WINGSTOP INC.
2015 OMNIBUS INCENTIVE COMPENSATION PLAN

WHEREAS, Wingstop Inc. (the “Corporation”) adopted the Wingstop Inc. 2015 Omnibus Incentive Compensation Plan (the “Plan”) effective June 11, 2015; and

WHEREAS, the Board of Directors has determined that it is in the best interests of the Corporation and its shareholders to amend the Plan with respect to the treatment of equity awards upon the occurrence of a Change in Control.

NOW THEREFORE, the Plan is hereby amended as follows:
1.    Article XV, Change in Control, is hereby amended by substituting the following for Section 15.1, deleting Section 15.2 in its entirety, and renumbering the remaining sections of Article XV.
“15.1    Change in Control. In the event of a Change in Control, each outstanding Award will be treated as the Committee determines, either by the terms of the Award Agreement or by resolution adopted by the Committee, including, without limitation, that (i) Awards may be assumed, or substantially equivalent Awards may be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and exercise price, as applicable; (ii) upon written notice to a Participant, the Participant’s Awards may terminate upon or immediately prior to the consummation of such Change in Control; (iii) outstanding Awards may vest and become exercisable, realizable, or payable, or performance goals and/or restrictions applicable to an Award may be deemed satisfied or lapse, in whole or in part, prior to or upon consummation of such Change in Control, and, to the extent the Committee determines, terminate prior to or upon consummation of such Change in Control; (iv) (A) each outstanding Option and Stock Appreciation Right may be cancelled in exchange for an amount equal to the excess, if any, of the Fair Market Value of the Common Stock on the date of such Change in Control over the Option Price or Grant Price applicable to such Option or Stock Appreciation Right, (B) each Share of Restricted Stock, each Restricted Stock Unit and each other Award denominated in Shares may be cancelled in exchange for an amount equal to the Change in Control Price multiplied by the number of Shares covered by such Award, (C) each Award not denominated in Shares may be cancelled in exchange for the full amount of such Award, and (D) any Award the payment or settlement of which was deferred under Section 20.6 or otherwise may be cancelled in exchange for the full amount of such deferred Award; or (v) any combination of the foregoing.”

2.    This Amendment shall be effective as of ____________, 2015. Except as amended herein, the terms of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Wingstop Inc. 2015 Omnibus Incentive Compensation Plan effective on the date set forth above.

WINGSTOP INC.

By:_____________________________
                            [President and Chief Executive Officer]